UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS OF

KID CASTLE EDUCATIONAL CORPORATION

(A DELAWARE CORPORATION)

            The undersigned board members of Kid Castle Educational Corporation, a Delaware Corporation (the “Company”), by unanimous consent of the Board of Directors, do hereby consent to, adopt, and approve, the following resolutions, as of the date indicated below as evidenced by the signatures hereunder:

WHEREAS, the Board of Directors have received a letter of resignation from Current Chief Executive Officer Min-Tan Yang.

WHEREAS, the Board of Directors believe it is in the interest of the company to appoint Mr. Frank I Igwealor to the position of Chief Executive Officer and Director of the company.

BE IT RESOLUVED, that it is hereby authorized and approved to accept the resignation of Min-Tan Yang, and the appointment of Mr. Frank I Igwealor to the position of Chief Executive Officer.

GENERAL RESOLUTIONS

BE IT RESOLVED, that the officers of the corporation are hereby authorized to take whatever steps necessary to effectuate the above described consent.

IN WITNESS WHEREOF, the undersigned have set forth hands in their capacity as Directors of the company this 22nd day of October 2019.

Frank I Igwealor

Chief Executive Officer and Director

Min-Tan Yang

Former Chief Executive Officer